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                                                                   EXHIBIT 21.1

                    Subsidiaries of Patterson Energy, Inc.

Patterson (GP) LLC
Patterson (LP) LLC
Patterson Drilling Company LP, LLLP
Patterson Petroleum LP, LLLP
Lone Star Mud LP, LLLP
Patterson Petroleum Trading Company LP, LLLP